EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the KB Home 2010 Equity Incentive Plan of our report dated January 29, 2010, with respect to the consolidated financial statements of KB Home included in its Annual Report (Form 10-K) for the year ended November 30, 2009, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Los Angeles, California
July 15, 2010